Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mobile Mini, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-229339, 333-227480, 333-222210 on Form S-3 of WillScot Corporation of our report dated February 3, 2020, with respect to the consolidated balance sheets of Mobile Mini, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the Form 10-K of Mobile Mini, Inc. dated February 3, 2020 and is incorporated by reference in the Form 8-K of WillScot Corporation dated April 23, 2020.

Our report contains an explanatory paragraph related to Mobile Mini, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Phoenix, Arizona
April 23, 2020